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               INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

                         HIGH SPEED NET SOLUTIONS, INC.

                      SERIES B CONVERTIBLE PREFERRED STOCK
                           $0.001 PAR VALUE PER SHARE

FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK OF
                         High Speed Net Solutions, Inc.


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      SECRETARY/ASSISTANT SECRETARY             PRESIDENT/VICE PRESIDENT


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The Corporation is authorized to issue different classes and series of capital stock. The Corporation will furnish any stockholder without charge, upon request in writing, a statement of the designations, relative rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future sales.

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws. Accordingly, the securities represented by this certificate may not be sold, offered for sale, transferred, pledged or hypothecated without an effective registration statement for such securities under the Act or applicable state securities laws or an opinion of counsel satisfactory to the Corporation that the registration is not registered under the Act or any applicable state securities laws.